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As filed with the Securities and Exchange Commission on August 4, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATURE'S SUNSHINE PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation or organization)	87-0327982 (I.R.S. Employer Identification No.)
75 East 1700 South Provo, Utah (Address of Principal Executive Offices)	84606 (Zip Code)

Nature's Sunshine Products, Inc. 1995 Stock Option Plan
(Full title of the plan)

Craig D. Huff
Vice President of Finance, Treasurer,
Chief Financial Officer and Chief Accounting Officer
75 East 1700 South
Provo, Utah 84606
(Name and address of agent for service)

(801) 342-4300
(Telephone number, including area code, of agent for service)

with a copy to:

David Rudd, Esquire
Ballard Spahr Andrews & Ingersoll, LLP
One Utah Center
Suite 600
201 South Main Street
Salt Lake City, Utah 84111-2221
(801) 531-3000

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock (no par value)	2,500,000	$14.45	$36,125,000	$4,577

(1)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall be deemed to cover an indeterminate number of additional shares of Common Stock issuable in the event the number of outstanding shares of the Company is increased by stock split, reclassification, stock dividend or the like.

(2)
Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(h), the price shown is based upon the average of the high and low price of the Company's Common Stock on July 28, 2004, as reported on the Nasdaq National Market for the Company's Common Stock.

PART I—INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information required to be included in Part I of this Registration Statement will be given or sent to all persons who were granted options to purchase shares of Common Stock of Nature's Sunshine Products, Inc. ("Shares") pursuant to the Nature's Sunshine Products, Inc. 1995 Stock Option Plan, as amended (the "Plan") as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act").

PART II—INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

        The following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") by Nature's Sunshine Products, Inc. (the "Company") (File No. 0-08707) or pursuant to the Securities Act are incorporated herein by reference:

  (a)
  Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

  (b)
  Annual Report on Form 10-K/A, Amendment No. 1, for the fiscal year ended December 31, 2003;

  (c)
  Current Report on Form 8-K filed on March 1, 2004;

  (d)
  Current Report on Form 8-K filed on April 27, 2004;

  (e)
  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004;

  (f)
  Current Report on Form 8-K filed June 3, 2004;

  (g)
  Current Report on Form 8-K filed July 28, 2004; and

  (h)
  Description of the Company's common stock contained in the Registration Statement of the Company on Form 10, including any amendments or reports filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the termination of the offering, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Counsel and Experts.

        Not applicable.

Item 6. Indemnification of Officers and Directors.

        Section 16-10a-841 of the Utah Revised Business Corporation Act (the "Utah Corporations Law") allows a Utah corporation to provide in its articles of incorporation or by shareholder resolution or in its bylaws for the elimination or limitation of personal liability of a director to the corporation or to its shareholders for monetary damages for any action or omission, as a director, except (i) liability for a financial benefit received by a director to which he was not entitled, (ii) intentional infliction of harm on the corporation or the shareholders, (iii) an unlawful distribution to shareholders in violation of Utah Corporations Law, and (iv) intentional violation of criminal law.

        Part 9 of the Utah Corporations Law provides for discretionary and mandatory indemnification of directors in certain circumstances. Section 16-10a-902 empowers a corporation to indemnify a director against liability if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the corporation's best interest and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director under Section 16-10a-902 if the director was adjudged liable to the corporation in proceeding by or in the right of the corporation or adjudged liable for deriving an improper personal benefit. All indemnification is limited to reasonable expenses only.

        Section 16-10a-903 requires that, unless limited by the articles of incorporation, a corporation must indemnify a director who was successful in the defense of any proceeding, claim, issue or matter in a proceeding, to which he was a party because he is or was a director. Such indemnification is limited to reasonable expenses incurred and limited to the extent of his success in the proceeding or claim. A director may apply to a court of competent jurisdiction to compel mandatory indemnification by the corporation and the court may also order the corporation to pay the director's reasonable expenses incurred to obtain the court ordered indemnification.

        Under Section 16-10a-904, a corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct, provides a written undertaking personally binding him to pay the advance if it is ultimately determined that he did not meet the standard of conduct, and a determination is made that the facts then known to those making a determination would not preclude indemnification. The director's undertaking need not be secured and may be accepted without reference to financial ability to make repayment. Section 16-10a-906 prohibits a corporation from making any discretionary indemnification, payment or reimbursement of expenses unless a determination has been made that the director has met the applicable standard of conduct.

        The determination required under Sections 16-10a-904 and 16-10a-906 must be made as follows: (1) by a majority vote of a quorum of the board of directors who are not parties to the proceeding; (2) if a quorum cannot be obtained as contemplated by (1), above, by a majority vote of a committee of two or more members of the board of directors who are not parties to the proceeding and are designated by the board of directors; (3) by special legal counsel selected by a quorum of the board of directors or its committee composed of persons determined in the manner prescribed in (1) or (2), above, or if a disinterested quorum of the board of directors or committee is not possible, then selected by a majority vote of the full board of directors, or (4) by a majority of the shareholders entitled to vote by person or proxy at a meeting.

        Section 16-10a-907 entitles an officer of the corporation to both the mandatory and discretionary indemnification and discretionary payment or reimbursement of reasonable expenses on the same basis allowed for directors under the Utah Corporations Law, unless prohibited by a corporation's articles of incorporation.

        Article V of the Company's amended and restated By-laws provides for the elimination or limitation of the personal liability of directors or officers of the Company to the Company, the Company's shareholders and any third party to the full extent permitted by Utah law. Article V of the Company's amended and restated By-laws also provides that the Company will indemnify any individual made a party to a proceeding as a result of being a director or officer of the Company against liability to the fullest extent permitted by Utah law.

        The Company is empowered to purchase insurance against liability of its directors, officers, employees or agents and has in force and effect policies insuring the Company's directors and officers against losses which they may become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

Item 7. Exemptions from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

4.1	Nature's Sunshine Products, Inc. 1995 Stock Option Plan, as amended.
4.2	Form of Non-Qualified Stock Option Agreement (employees).
5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the legality of the securities to be offered.
23.1	Consent of KPMG LLP.
23.2	Information Regarding Consent of Arthur Andersen LLP.
23.3	Consent of Lara Marambio & Asociados.
23.4	Consent of Daesung Accounting Corporation.
23.5	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5).
24	Power of Attorney (included in signature page).

Item 9. Undertakings.

          A.    The Company hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

            (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B.    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah, on July 29, 2004.

NATURE'S SUNSHINE PRODUCTS, INC.
By	/s/ DOUGLAS FAGGIOLI Douglas Faggioli, President, Chief Executive Officer and Director

        Each person whose signature appears below in so signing also makes, constitutes and appoints Douglas Faggioli and Craig D. Huff, and each of them, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ DOUGLAS FAGGIOLI Douglas Faggioli	President, Chief Executive Officer and Director (principal executive officer)	July 29, 2004
/s/ CRAIG D. HUFF Craig D. Huff	Vice President of Finance, Treasurer, Chief Financial Officer and Chief Accounting Officer (principal financial officer and principal accounting officer)	July 29, 2004
/s/ KRISTINE F. HUGHES Kristine F. Hughes	Chairman of the Board and Director	July 29, 2004
/s/ FRANZ L. CRISTIANI Franz L. Cristiani	Director	July 29, 2004
/s/ PAULINE HUGHES FRANCIS Pauline Hughes Francis	Director	July 29, 2004
/s/ RICHARD G. HINCKLEY Richard G. Hinckley	Director	July 29, 2004
/s/ EUGENE L. HUGHES Eugene L. Hughes	Director	July 29, 2004

EXHIBIT INDEX

Number	Exhibit
4.1	Nature's Sunshine Products, Inc. 1995 Stock Option Plan, as amended.
4.2	Form of Non-Qualified Stock Option Agreement (employees).
5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the legality of the securities to be offered.
23.1	Consent of KPMG LLP.
23.2	Information Regarding Consent of Arthur Andersen LLP.
23.3	Consent of Lara Marambio & Asociados.
23.4	Consent of Daesung Accounting Corporation.
23.5	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5).
24	Power of Attorney (included in signature page).

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  Item 3. Incorporation of Certain Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Counsel and Experts.
  Item 6. Indemnification of Officers and Directors.
  Item 7. Exemptions from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX